EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION
Informatica GmbH	Germany
Informatica Software Limited	United Kingdom
Informatica Software Limited	Hong Kong
Informatica Software Ltd.	Canada
Informatica Japan KK	Japan
Informatica Software (Schweiz) AG	Switzerland
Informatica International, Inc.	Delaware
Informatica Cayman Ltd.	Cayman Islands
Informatica International do Brazil Ltd.	Brazil
Informatica Belgie N.V.	Belgium
Informatica Nederland B.V.	The Netherlands
Informatica Nederland C.V.	The Netherlands
Informatica France S.A.S.	France
Striva Corporation	Delaware
Striva Technology Inc.	California
Striva Technology Ltd	United Kingdom
Informatica Business Solutions Private Ltd.	India
Informatica Australia PTY Limited	Australia
Informatica S.E.A. Pte. Ltd.	Singapore
Informatica International, Inc. — Singapore Branch	Singapore
Informatica (Beijing) Information Technology Company Ltd	China
Informatica Taiwan Co. Ltd.	Taiwan
Informatica Ireland Ltd.	Ireland
Similarity Systems, Inc.	Delaware
Tristlam Ltd.	Ireland
Informatica Federal Operations	Delaware
Informatica Korea Corporation	Korea
Informatica Development Ltd.	United Kingdom
Itemfield, Inc.	Delaware
Itemfield Ltd.	Israel